                                                                      EXHIBIT 20

           NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF THE COMPANY

                     [COMMUNITY SHORES BANK CORPORATION LOGO]

                                    NOTICE OF
                                 ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 13, 2004

TO OUR SHAREHOLDERS:

       The 2004 annual meeting of the Shareholders of Community Shores Bank Corporation will be held at the Muskegon Country Club at 2801 Lakeshore Drive, in Muskegon, Michigan, on Thursday, May 13, 2004, at 2:00 p.m., local time. The meeting is being held for the purpose of considering and voting on the following matters:

         1. Election of two Class III directors, each for a three year term, as detailed in the accompanying proxy statement.

         2. Approval of amendments to Article IV of the Articles of Incorporation that relate to the Board of Directors, including changes to the size of the Board, criteria for removal for cause, and shareholder nominations and recommendations to the Board of Directors, as described in the accompanying proxy statement.

         3. Approval of an amendment to the Articles of Incorporation to add a new Article X regarding the Board's evaluation and approval of specified major transactions involving the Company, as described in the accompanying proxy statement.

         4. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments of the meeting.

       All holders of record of shares of common stock at the close of business on Thursday, March 18, 2004 are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

       We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. We would appreciate receiving your proxy by Thursday, May 6, 2004.

By Order of the Board of Directors,

/s/ Jose A. Infante
--------------------------------
Jose A. Infante
Chairman of the Board, President
and Chief Executive Officer

Dated: April 8, 2004

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441

                                                                   April 8, 2004

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This proxy statement is furnished to shareholders of Community Shores Bank Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of its shareholders to be held on Thursday, May 13, 2004, at 2:00 p.m., at the Muskegon Country Club at 2801 Lakeshore Drive, Muskegon, Michigan, and at any and all adjournments of the meeting. It is expected that the proxy materials will be mailed to shareholders on or about April 8, 2004.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by the proxy will be voted at the annual meeting or any adjournment of the meeting.

         The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail or facsimile, or by directors, officers, or regular employees of the Company or its subsidiary, Community Shores Bank (the "Bank"), in person or by telephone. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of common stock of the Company.

         The Board of Directors, in accordance with the Bylaws, has fixed the close of business on March 18, 2004 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting and at any and all adjournments of the meeting.

         At the close of business on the record date, the outstanding number of voting securities of the Company was 1,430,000 shares of common stock, each of which is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

                              ELECTION OF DIRECTORS

         The Company's Articles of Incorporation and Bylaws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at nine, as of the time of the annual meeting. The Articles of Incorporation and Bylaws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

         The Board of Directors has nominated Bruce J. Essex and John L. Hilt as Class III directors for three year terms expiring at the 2007 annual meeting and upon election and qualification of their successors. Each of the nominees is presently a Class III director of the Company whose term expires at the 2004 annual meeting of the shareholders. The other members of the Board, who are Class I and Class II directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2005 or 2006 annual meeting. David C. Bliss, who has been a director of the Company and the Bank since 1998, and is also a Class III director, has elected not to stand for reelection.

         It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the two nominees. The proposed nominees for election as director are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person selected. If a substitute nominee is not selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Company's common stock by each person known to the Company to own beneficially more than 5% of the outstanding shares of common stock as of February 15, 2004.

                                                            AMOUNT        PERCENT OF CLASS
                                                         BENEFICIALLY       BENEFICIALLY
    NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNED (1)           OWNED
    ------------------------------------                 ------------     ----------------
Norma J. Girod, Stephen J. Girod and Gerald J.
Girod, trustees of the Gerald J. Girod Trust
3677 Lakeshore Drive North
Holland, Michigan 49424.............................        100,000             7.0%

Bruce J. Essex
c/o Port City Die Cast
1985 E. Laketon
Muskegon, Michigan 49442............................         94,820 (2)         6.6%

-----------------------
(1) Based on information provided by the named beneficial owners.

(2) See notes (2) and (5) to the table immediately below.

         The following table presents information regarding the beneficial ownership of the Company's common stock, as of February 15, 2004, by each director of the Company, each nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

                                                           AMOUNT         PERCENT OF CLASS
                                                        BENEFICIALLY        BENEFICIALLY
              NAME OF BENEFICIAL OWNER                    OWNED(1)           OWNED (12)
              ------------------------                  ------------      ----------------
David C. Bliss......................................      11,200 (2)            *

Gary F. Bogner......................................      29,930 (2)(3)       2.1%

John C. Carlyle.....................................      27,000 (2)          1.9%

Robert L. Chandonnet................................      65,630 (2)          4.6%

Dennis L. Cherette..................................      16,500 (2)(4)       1.2%

Bruce J. Essex......................................      94,820 (2)(5)       6.6%

Michael D. Gluhanich................................      32,930 (2)(6)       2.3%

John L. Hilt........................................      40,710 (2)          2.8%

Jose A. Infante.....................................      62,112 (7)          4.2%

Joy R. Nelson.......................................       5,630 (2)(8)         *

Heather D. Brolick..................................      27,554 (9)          1.9%

Ralph R. Berggren...................................      29,335 (10)         2.0%
All directors and executive officers of the
Company as a group (13 persons).....................     447,742 (11)        29.1%

-----------------------
   *Less than one percent

(1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.

(2) Includes 2,000 shares that the named director has the right to acquire within 60 days of February 15, 2004 pursuant to the Company's Director Stock Option Plan.

(3)  Includes 1,800 shares owned by Mr. Bogner's spouse.

(4) These shares are owned by a corporation that is 50% owned by Mr. Cherette, and over which he shares voting and dispositive power.

(5) Includes 75,000 shares owned by Muskegon Castings Corporation, a corporation that Mr. Essex previously owned. Pursuant to an agreement with Muskegon Castings Corporation, Mr. Essex has the sole right to vote and control the disposition of the shares for a period of 15 years. Also includes 6,250 shares owned by Port City Die Cast, a corporation solely owned by Mr. Essex.

(6) Includes 1,000 shares held in a family partnership of which Mr. Gluhanich is the general partner.

(7) Includes 40,000 shares that Mr. Infante has the right to acquire within 60 days of February 15, 2004 pursuant to the Company's 1998 Employee Stock Option Plan, and 5,600 shares that Mr. Infante owns under the Bank's 401(k) Plan. Includes also 320 shares owned by Mr. Infante's children and 1,018 shares owned by Mr. Infante's spouse.

(8)  Includes 1,130 shares held by Mrs. Nelson's spouse.

(9) Includes 23,000 shares that Ms. Brolick has the right to acquire within 60 days of February 15, 2004 pursuant to the Company's 1998 Employee Stock Option Plan, 1,854 shares that Ms. Brolick owns under the Bank's 401(k) Plan, and 200 shares owned by her spouse.

(10) Includes 23,000 shares that Mr. Berggren has the right to acquire within 60 days of February 15, 2004 pursuant to the Company's 1998 Employee Stock Option Plan, 535 shares that Mr. Berggren owns under the Bank's 401(k) Plan, and 800 shares owned by his spouse.

(11) Includes 107,750 shares that such persons have the right to acquire within 60 days of February 15, 2004 pursuant to the Company's 1998 Employee Stock Option Plan or Director Stock Option Plan, and 8,530 shares that such persons own under the Bank's 401(k) Plan.

(12) The percentages shown are based on the 1,430,000 shares of the Company's common stock outstanding as of February 15, 2004 plus the number of shares that the named person or group has the right to acquire within 60 days of February 15, 2004.

INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         The following information is furnished with respect to each director, nominee as a director, and executive officer of the Company. Each of the directors of the Company and nominees is currently a director of the Company as well as a director of the Bank.

                                                                        YEAR WHEN TERM
       NAME, AGE, AND POSITION WITH                HAS SERVED AS        AS A DIRECTOR
         THE COMPANY AND THE BANK                 DIRECTOR SINCE           EXPIRES
         ------------------------                 --------------           -------
David C. Bliss, 66, Director....................       1998                 2004

Gary F. Bogner, 61, Director....................       1998                 2005

John C. Carlyle, 65, Director...................       1998                 2006

Robert L. Chandonnet, 59, Director..............       1998                 2005

Dennis L. Cherette, 49, Director................       1998                 2006

Bruce J. Essex, 54, Director....................       1998                 2004

Michael D. Gluhanich, 58, Director..............       1998                 2006

John L. Hilt, 59, Director......................       1998                 2004

Jose A. Infante, 51, Chairman of the Board,
President and Chief Executive Officer of the
Company, Vice Chairman of the Board of the
Bank............................................       1998                 2005

Joy R. Nelson, 66, Director.....................       1998                 2005

Heather D. Brolick, 44, Senior Vice President
and Secretary of the Company, President,
Secretary and a Director of the Bank............

Ralph R. Berggren, 51, Senior Vice President
of the Company, Senior Vice President and
Chief Lending Officer of the Bank...............

Tracey A. Welsh, 38, Senior Vice President,
Chief Financial Officer and Treasurer of the
Company, Senior Vice President and Chief
Financial Officer of the Bank...................

         The Company's executive officers are generally elected each year at the annual meeting of the Board of Directors that follows the annual meeting of the shareholders. Their terms of office are at the discretion of the Board of Directors.

         The business experience of each of the directors, nominees and executive officers of the Company for at least the past five years is summarized below:

         DAVID C. BLISS (Director) is the retired Chief Executive Officer of Quality Stores, Inc. ("Quality Stores"), located in Muskegon, Michigan. Quality Stores operated over 350 retail farm and do-it-yourself stores located nationwide under the names of Quality Farm and Fleet and County Post. Mr. Bliss was the Chief Executive Officer of Quality Stores from 1994 to 1999, and Chairman of Quality Stores from 1996 to 2000. Mr. Bliss served on the Board and Executive Committee of FMB-Lumberman's Bank ("FMB-Lumberman's") from May, 1995 to October, 1997 when he moved to the Huntington Bank Advisory Board after the merger of FMB-Lumberman's and Huntington Bank. Mr. Bliss served as a member of the Board of Directors of Quality Stores until November, 2001. Mr. Bliss previously served as the Chair of Community Foundation of Muskegon County, and as a member of the Boards of Directors of United Way of Muskegon County, the local YFCA, Muskegon Community Health Project, Muskegon Economic Growth Alliance, OHIO FAA Sponsor Board, and International Mass Retailers Association.

         GARY F. BOGNER (Director) is a lifelong resident of Muskegon County. Mr. Bogner became a pilot for Northwest Airlines in the late 1960s, and is now retired. While a pilot, he began investing in real estate in Muskegon County. He obtained his Michigan Real Estate Broker license in 1971 and his contractor license in 1975. Mr. Bogner continued to invest in commercial real estate throughout the 1980s and 1990s. He owns several commercial and residential real estate developments primarily in Muskegon County. His largest real estate holdings consist of two mobile home parks, Park Meadows and Timberline Estates. Mr. Bogner resides in North Muskegon, is a retired member of the Airline Pilots Association, and is President of the Safari Club International and SCIF.

         JOHN C. CARLYLE (Director) is a partner in the law firm of Varnum, Riddering, Schmidt and Howlett LLP. He joined the law firm in 1990 and his office is located in Grand Haven, Michigan. Mr. Carlyle is also a certified public accountant. From 1978 to 1996, Mr. Carlyle served as a member of the Board of Directors of Old Kent Bank of Grand Haven. He resides in Spring Lake, Michigan.

         ROBERT L. CHANDONNET (Director) is the owner and President of The Nugent Sand Company, Inc. ("Nugent Sand"), which provides foundry sand to many foundries in the Great Lakes Region. Mr. Chandonnet has worked in the foundry industry since 1966. He began working at Nugent Sand as Sales Manager in 1980, and progressed to President of Nugent Sand in 1989. Mr. Chandonnet purchased Nugent Sand from the prior owners in 1989. He is a member of the National Industrial Sand Association, American Foundry Society, Muskegon Country Club, and serves on the Board of the Muskegon County Catholic Education Foundation.

         DENNIS L. CHERETTE (Director) is the President and an owner of Investment Property Associates, Inc. ("IPA"), located in Grand Haven, Michigan. IPA has a 17-year history in development and management of apartment communities, medical facilities, professional office buildings, banks, and retail shopping centers. Mr. Cherette founded IPA in 1985 as a real estate development, brokerage and consulting company. Mr. Cherette also is one of the two owners and founders of IPA Management, Inc., a full service property management company with a history of management for the benefit of both property owners and investors. Since 1977, Mr. Cherette has been involved in various aspects of real estate brokerage, development and management. Additionally, he has served as a consultant for both national and regional corporations with consultancy assignments in 22 major metropolitan markets across the United States. In 1987, Mr. Cherette was awarded the Certified Commercial Investment Member (CCIM) designation by the Commercial Investment Real Estate Council of the Realtors National Marketing Institute, affiliated with the National Association of Realtors. Mr. Cherette serves on a number of committees and boards throughout West Michigan.

         BRUCE J. ESSEX (Director) is Chairman of Port City Die Cast. From 1982 until 2001, Mr. Essex owned and operated the Port City Group, a group of companies including Port City Die Cast, Port City Metal Products, Muskegon Casting Corp., and Mirror Image Tool. Mr. Essex has over 35 years experience in the die casting industry and currently serves on the Plastic Technology Business Advisory Council of the Michigan Job Commission. Mr. Essex is a member of the Muskegon Heights/Goodwill Technology Group. He is a principal in Port City Custom Plastics and Port City Castings Corporation, and serves as a Director on the Board of Reid Tool. He is also a principal in Buck Snort Products, a rustic hardware and furnishings retail store.

         MICHAEL D. GLUHANICH (Director) is President of Geerpres, Inc. ("Geerpres"). Geerpres is a leading manufacturer of janitorial supply equipment. Mr. Gluhanich has owned Geerpres since 1992 and has over 25 years of progressive staff and line experience in accounting, finance and operations, starting at Dresser Industries, a Fortune 100 company and later at Shaw Walker, a large privately held company located in Muskegon. Mr. Gluhanich serves on the Board of Directors of Mercy Development Council and The Child & Family Services of Muskegon. He is also Chair of Norton Shores EDC and Brownfield Authority, and a member of the Finance Committee of Mercy General Health Partners.

         JOHN L. HILT (Director) is the retired Chairman Emeritus of Quality Stores. Mr. Hilt worked for Quality Stores for 31 years, and held various positions including President, Chairman and Chairman Emeritus. Mr. Hilt was a director of National Lumberman's Bank from 1975 to 1979. In 1979 National Lumberman's Bank merged with First Michigan Bank Corporation. He remained as a director for FMB-Lumberman's, the continuing bank, until 1995. He served in various capacities on the Board including member of the Executive Loan Committee. Mr. Hilt has been involved with several community organizations such as Muskegon County Community Foundation-Trustee and Chairman, Western Michigan Cherry County Playhouse-Chairman, Great Lakes Aquarium - Director, Hackley Hospital Board of Trustees, Baker College - Trustee, Muskegon Area Chamber of Commerce - Director, YFCA Campaign Director, and United Way Trustee and Campaign Director.

         JOSE' A. INFANTE (Chairman of the Board, President and Chief Executive Officer of the Company, and Vice Chairman of the Bank) has been in banking since 1970. Mr. Infante has experience in both retail and commercial aspects of banking. Thirty-two of his thirty-three years of financial services experience are with West Michigan area financial institutions including Old Kent Bank, FMB-Lumberman's, and Huntington National Bank. Mr. Infante has served as Chairman of the Board, President and Chief Executive Officer of the Company since 1998. He served as Chairman of the Board, President and Chief Executive Officer of the Bank from early 1999, when the Bank commenced business, through September of 2003, and has served as Vice Chairman of the Bank since September of 2003. Mr. Infante is a member of the Board of Trustees of Grand Valley State University, a member of the Board of the Kent, Ottawa and Muskegon Counties Foreign Trade Zone, the Muskegon Country Club, the Muskegon Independent Film Festival, and the Muskegon Employers Association. Previously he served on the Boards of Muskegon United Way, West Shore Symphony Orchestra, Greater Muskegon Urban League, Churchill Porter Athletic Association, YFCA, Muskegon Growth Alliance, Mercy General Health Partners, and Muskegon & Grand Rapids Jaycees. He also was a weekly TV commentator on WZZM/ABC "Your Money".

         JOY R. NELSON (Director) retired from Huntington Bank in 1998 with 40 years experience in the Muskegon market area. She began her career in 1958 with National Lumberman's Bank, later known as FMB-Lumberman's. During her tenure with FMB-Lumberman's, she held various positions including Retail Branch Manager, Vice President of Branch Administration, Trust Department Head and Vice President in charge of Private Banking. She was a member of FMB-Lumberman's Senior Management Team from 1983 to 1998. Mrs. Nelson is on the Board of Baker College of Muskegon and is past President of Hospice of Muskegon, Oceana, Inc. She has previously held positions with numerous civic organizations including Chairperson of Muskegon/Oceana Red Cross, Co-Chair of the United Way Campaign of Muskegon, Vice President of the Board of Mercy Hospital, member of the Board and Executive Committee of Hospice of Muskegon, Committee member of Muskegon County Heart Walk, member of the Nominating Committee of Pine & Dunes Girl Scouts, and Chairperson of the Workforce Development Board of Muskegon County.

         HEATHER D. BROLICK (Senior Vice President and Secretary of the Company and President, Secretary, and a Director of the Bank) has over 23 years of commercial banking experience. Ms. Brolick has served as Senior Vice President of the Company since 1998, President of the Bank since September of 2003, a member of the Board of Directors of the Bank since December of 2003, and Secretary of the Company, and Secretary and Cashier of the Bank since 2000. She also served as Senior Vice President Retail Lending and Operations of the Bank from 1999 through September of 2003, and Chief Operating Officer of the Bank from 2001 through September of 2003. Ms. Brolick is a board member of Hospice of Muskegon-Oceana, an Ambassador with the Tri-Cities Chamber of Commerce and a past board member of the West Shore Symphony Orchestra.

         RALPH R. BERGGREN (Senior Vice President of the Company and Senior Vice President and Chief Lending Officer of the Bank) has over 28 years of commercial banking experience in the West Michigan area. Mr. Berggren has served as Senior Vice President of the Company since 1998, and as Senior Vice President and Senior Lender of the Bank since it commenced business in early 1999. Mr. Berggren also served as Secretary of the Company from 1998 through early 2000, and as Secretary and Cashier of the Bank from 1999 through 2000. Mr. Berggren is active in the Muskegon community, serving as past President of Muskegon Civic Theatre, a Salvation Army Board member, and a member of the Finance Committee of the Muskegon Country Club.

         TRACEY A. WELSH (Senior Vice President, Chief Financial Officer and Treasurer of the Company and Senior Vice President and Chief Financial Officer of the Bank) is a certified public accountant and has 14 years of bank accounting experience. Ms. Welsh joined the Company in 1998, before its initial public offering. She served as Controller of the Bank from early 1999, when the Bank commenced operations, until January of 2002. From 2002 through November of 2003, Ms. Welsh served as Vice President, Chief Financial Officer and Treasurer of the Company and Vice President and Chief Financial Officer of the Bank; and since November 26, 2003 has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and Senior Vice President and Chief Financial Officer of the Bank. She is a member of the AICPA and serves on the Michigan Bankers Association's Funds Management Committee. Ms. Welsh is a board member of Child and Family Services of Muskegon and the Timberland Academy in Muskegon.

INDEPENDENCE OF DIRECTORS

         In February of 2004, the Company reviewed the independence of its directors. During this review, the Board of Directors considered transactions and relationships between each director or any member of his or her family, and the Company and its subsidiaries. As a result of this review, the Board of Directors has determined that each of the directors, including those nominated for election at the annual meeting, is an independent director as that term is defined in Nasdaq Rule 4200(a)(15), except Mr. Infante who is not considered independent because of his employment as an executive officer of the Company.

COMMUNICATIONS WITH DIRECTORS AND ATTENDANCE AT ANNUAL MEETINGS

         The Company has a process for shareholders to send communications to the Board of Directors. Such communications should be sent to the Secretary of the Company. Shareholder communications may be directed to the Board of Directors or to specific individual directors. The Secretary of the Company has discretion to screen and not forward to directors communications which the Secretary determines in her discretion to be communications unrelated to the business or governance of the Company and its subsidiaries, commercial solicitations, offensive, obscene or otherwise inappropriate. The Secretary collects and organizes all security holder communications that are not forwarded to the directors, and such communications are available to any director upon request.

         The Board of Directors has a policy that states that all directors are expected to attend each annual meeting of the shareholders of the Company unless compelling personal circumstances prevent attendance. Seven of the directors attended last year's annual meeting.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Company has standing Audit, Compensation, and Governance Committees of the Board of Directors.

         AUDIT COMMITTEE. The members of the Audit Committee consist of John C. Carlyle, Michael D. Gluhanich and Joy R. Nelson. The functions of the Audit Committee are described below under the heading "Audit Committee Report."

         COMPENSATION COMMITTEE. The members of the Compensation Committee consist of Robert L. Chandonnet, Dennis L. Cherette, Bruce J. Essex, and Joy R. Nelson. Each member of the Compensation Committee is independent, as independence for compensation committee members is defined in the listing standards of the Nasdaq Stock Market. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors compensation and benefits for officers of the Company. At present, all officers of the Company are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Company.

         GOVERNANCE COMMITTEE. The members of the Governance Committee consist of John C. Carlyle, Robert L. Chandonnet, Bruce J. Essex, Michael D. Gluhanich and John L. Hilt. The Governance Committee assists the Board of Directors in fulfilling its responsibilities on matters related to the Company's corporate governance principles and procedures. The Governance Committee's responsibilities include recommending candidates for service on the Board of Directors, making recommendations regarding the composition of the Board of Directors and its committees, monitoring the process to assess Board effectiveness and developing, implementing and updating the Company's corporate governance guidelines. The Governance Committee has a charter. A copy of the charter is set forth in Appendix A to this proxy statement. Each member of the Governance Committee is independent, as independence for nominating committee members is defined in the listing standards of the Nasdaq Stock Market.

         The Governance Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Governance Committee in care of the Secretary of the Company, 1030 W. Norton Avenue, Muskegon, Michigan 49441. Recommendations of nominees should be received by the Secretary of the Company at least 120 days before the anniversary date of the immediately preceding annual meeting of shareholders. Each recommendation should include (i) the name and address of the shareholder making the recommendation; (ii) the name, age, business address and, if known, residence address of each nominee being recommended; (iii) the principal occupation or employment of each nominee being recommended; (iv) the number of shares of stock of the Company which are beneficially owned by each nominee being recommended, and by the recommending shareholder; (v) any other information concerning each nominee being recommended that must be disclosed by nominees in a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934; (vi) that the recommendation is that the Board of Directors or Governance Committee consider, nominate, and present the nominees to the shareholders as nominees of the Board of Directors, and whether the shareholder intends to nominate the nominee directly at a meeting of the shareholders; (vii) whether the shareholder and the nominees being recommended do or do not intend to solicit proxies from other shareholders to vote at a meeting of shareholders and a description of the intended solicitation; and (viii) the executed consent of each nominee being recommended to serve as a director of the Company if elected. The Governance Committee intends to consider every nominee recommended by a shareholder in accordance with the notice requirement and procedures described above. In addition, the Governance Committee may also, in its discretion, consider informal suggestions by shareholders of possible nominees.

         Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Governance Committee for its consideration, must comply with the advance notice and other requirements presently set forth in Article IV of the Company's Articles of Incorporation. If the amendment to Article IV of the Company's Articles of Incorporation described in this proxy statement under "Proposal to Approve Amendments to Articles of Incorporation" is approved at the annual meeting, then the notice requirement and procedures described above for recommending directors to the Governance Committee, in addition to being the policy of the Governance Committee, will also become part of the Company's Articles of Incorporation. In addition, if the proposed amendment to Article IV is approved by the shareholders at the annual meeting, the notice period for shareholder nominations will be increased as described in this proxy statement under "Proposal to Approve Amendments to Articles of Incorporation."

         The Board of Directors has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Board committee performing the nominating committee functions and the Board of Directors. Generally, candidates have been members of the West Michigan community who have been known to one or more of the Board members. The Governance Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Governance Committee will consider the factors it believes to be appropriate, which would generally include the candidate's independence, personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of the Board of Directors in collectively serving the long-term interests of the Company's shareholders. Although the Governance Committee has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. The Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Governance Committee by a shareholder.

         During 2003, there were a total of 13 meetings of the Board of Directors of the Company. During 2003, there were four meetings of the Audit Committee, five meetings of the Compensation Committee, and four meetings of the Nominating Committee. The Governance Committee did not assume the duties of a nominating committee until 2004. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors of the Company of which he or she was a member, held in 2003 during the period that the director served, except Mr. Carlyle, who attended 71% of the meetings. Mr. Carlyle missed one Board of Directors meeting and one committee meeting due to his hospitalization at the time of the meetings.

DIRECTOR COMPENSATION

         During 2003, the non-employee directors were paid a $1,000 retainer, and for each meeting of the Board of Directors of the Company or the Bank that they attended, and each meeting of a committee of either Board that they attended, they received a $150 fee; except that for meetings of the Executive Committee they received a $200 fee. For 2004, the non-employee directors are paid the same $1,000 retainer and $150 fee per meeting that they attend, except that for meetings of the Audit Committee and the Governance Committee they receive a $200 fee. The Chairmen of the Audit Committee, Compensation Committee and the Governance Committee receive an additional $50 for each of these meetings that they chair. The Chairman of the Board receives an additional $200 for each meeting of the Board of

Directors that he chairs. When meetings are held on the same day of the Boards of Directors of the Company and the Bank, directors usually receive only one meeting and chairperson fee for the two Board meetings.

         On March 26, 2003, the Board of Directors adopted a Director Stock Option Plan that was approved by the shareholders at the May 8, 2003 annual meeting. In July of 2003, an option to purchase 2,000 shares of common stock of the Company was granted to each of the following non-employee directors of the Company under the plan: Mrs. Nelson, and Messrs. Bliss, Bogner, Carlyle, Chandonnet, Cherette, Essex, Gluhanich, Hegedus (who is no longer a member of the Board) and Hilt. The options were immediately exercisable at the time they were granted, and have an exercise price per share of $10.23.

AUDIT COMMITTEE REPORT

         The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference.

         Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. The Audit Committee's primary purpose is to assist the Board of Directors in overseeing:

                  -        the accounting and financial reporting process;

                  -        audits of financial statements;

                  -        internal accounting and disclosure controls; and

                  -        the internal audit functions.

         In carrying out its responsibilities, the Audit Committee supervises the relationship between the Company and its independent auditors, including having direct responsibility for their appointment, compensation and retention, and reviewing the scope of their audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, as well as the internal audit plan.

         The Board of Directors has adopted a charter for the Audit Committee. A copy of the charter is set forth in Appendix B to this proxy statement.

         Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the year ended December 31, 2003 with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

         The Audit Committee reviewed with the independent auditors, Crowe Chizek and Company LLC ("Crowe Chizek"), who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with Crowe Chizek the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor's independence.

         The Audit Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and reappointed the Company's independent auditors for 2004.

Audit Committee

John C. Carlyle
Michael D. Gluhanich
Joy R. Nelson

SUMMARY COMPENSATION TABLE

         The following table details the compensation earned or paid to the named executive officers for three years ended December 31, 2003.

                                                                                LONG TERM
                                               ANNUAL COMPENSATION             COMPENSATION
                                               -------------------             ------------
                                                                                               ALL OTHER
   NAME AND PRINCIPAL POSITION            YEAR       SALARY         BONUS         OPTIONS    COMPENSATION(1)
   ---------------------------            ----      --------      -------         -------    ---------------
Jose A. Infante, ..................       2003      $182,712      $     0              0        $  8,222
Chairman of the Board,                    2002       178,962       13,500              0           8,055
President and Chief Executive             2001       165,000            0              0           6,319
Officer of the Company, and Vice
Chairman of  the Bank

Heather D. Brolick ................       2003      $122,507      $     0              0        $  5,513
Senior Vice President and                 2002       108,948        7,700         10,000           4,909
Secretary of the Company,                 2001        97,282        8,000              0           4,378
President, Secretary and a Director
of the Bank

Ralph R. Berggren .................       2003      $108,801      $     0              0        $  4,896
Senior Vice President of the              2002       105,748        7,700         10,000           4,766
Company, Senior Vice President            2001        97,282        8,000              0           4,378
and Chief Lending Officer of the Bank

-----------------------
(1) Consists of the matching contribution made by the Bank to the named executive officer's 401(k) plan account.

OPTIONS GRANTED IN 2003

         No options were granted to any of the executive officers named in the Summary Compensation Table above during the year ended December 31, 2003.

AGGREGATED STOCK OPTION EXERCISES IN 2003 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 2003 by the named executive officers and the value of unexercised options at December 31, 2003.

                                                                                  VALUE OF
                                                           NUMBER OF            UNEXERCISED
                                                          UNEXERCISED           IN-THE-MONEY
                                                          OPTIONS AT             OPTIONS AT
                              SHARES                      12/31/2003           12/31/2003(1)
                           ACQUIRED ON       VALUE        EXERCISABLE/          EXERCISABLE/
       NAME                  EXERCISE       REALIZED      UNEXERCISABLE         UNEXERCISABLE
       ----                  --------       --------      -------------         -------------
Jose A. Infante........        0              0               40,000/0            $91,600/ $0

Ralph R. Berggren......        0              0           23,000/5,000        52,670/  11,450

Heather D. Brolick.....        0              0           23,000/5,000        52,670/  11,450

----------------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $12.29 per share on December 31, 2003.

CERTAIN TRANSACTIONS

         The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with the Company's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

         As of March 1, 2004, the Bank had outstanding 32 loans to directors or executive officers of the Company and affiliated entities, totaling approximately $3.9 million in aggregate amount outstanding, under commitments totaling approximately $7.8 million.

         Effective June 27, 2000, the Board of Directors authorized the issuance and sale by the Company of up to $4,000,000 of Floating Rate Subordinated Notes. The Board of Directors authorized the sale to obtain funds for the Company to contribute to the Bank as additional capital. The Subordinated Notes, subject to certain adjustments, bear interest at one and one-half percent above the prime rate, and based on subsequent extensions mature on June 30, 2009. They are subordinated to the repayment of all obligations of the Company for borrowed money and certain other obligations. The Company can prepay the Subordinated Notes at any time on one day's notice without any prepayment fee. The terms of the Subordinated Notes and their issuance were approved and recommended to the Board of Directors for approval by a special independent committee of the Board of Directors whose members would not directly or indirectly purchase any of the Subordinated Notes. Effective June 28, 2000, the following directors purchased Subordinated Notes from the Company for the following amounts, Mr. Chandonnet -- $140,000, Mr. Gluhanich -- $70,000, Mr. Hegedus -- $350,000, and Mr. Hilt,
through his IRA account -- $525,000. Effective September 27, 2000, the following directors purchased Subordinated Notes for the following amounts, Mr. Chandonnet -- $60,000, Mr. Gluhanich -- $30,000, Mr. Hegedus -- $150,000, and Mr. Hilt,
through his IRA account -- $225,000; and Community Shores LLC purchased a Subordinated Note in the amount of $35,000. Effective December 26, 2000, Community Shores LLC purchased a Subordinated Note in the amount of $420,000. During 2001, Community Shores LLC purchased six Subordinated Notes which aggregated $1,395,000 in amount. During 2002, Community Shores LLC purchased two Subordinated Notes which aggregated $200,000. In March of 2003, the Company prepaid $1,050,000 of the outstanding Subordinated Notes that it had issued to

Community Shores LLC. Community Shores LLC is a Michigan limited liability company formed on June 8, 2000 whose members are Messrs. Bliss, Bogner, Chandonnet, Cherette, Essex, Gluhanich and Infante.

         Each of the members of Community Shores LLC is a director of the Company and the Bank. Community Shores LLC obtained the funds to purchase its Subordinated Notes by borrowing the money from U.S. Bank under a revolving credit facility now limited to $2,000,000 in amount, the most recent renewal of which expires on June 30, 2004. The repayment of amounts borrowed from time to time under the revolving credit facility are guarantied by the members, up to specified amounts that are different for each member. The amount guarantied by each member is as follows, Mr. Bliss -- $510,250, Mr. Bogner -- $765,250, Mr. Chandonnet -- $306,250, Mr. Cherette -- $255,000, Mr. Essex -- $306,250, Mr.
Gluhanich -- $204,000, and Mr. Infante -- $153,000. The ownership interests of the members of Community Shores LLC are proportional to the maximum amounts for which they are liable under their guaranties.

         The Company has agreed to adjust the interest rate it pays Community Shores LLC from time to time as may be necessary to maintain the interest rate at two percent above Community Shores LLC's cost of funds, and to make corresponding adjustments in the rate of interest paid to other holders of Subordinated Notes if an adjustment is made to the interest rate payable to Community Shores LLC. The Company also pays the out-of-pocket expenses of the purchasers of the Subordinated Notes in connection with their purchase, and any fees payable by Community Shores LLC to its lender.

         In October of 2002, Mr. Chandonnet and Mr. Essex, who are members of the Board of Directors of the Company and the Bank, Port City Die Cast Company, of which Mr. Essex is the Chairman and sole shareholder, and Port City Metal Products, Inc., of which Mr. Essex's son is the President and majority shareholder, purchased common stock from the Company as part of a private placement, at a price of $8 per share. This was the same price per share at which common stock of the Company had been sold to independent purchasers in the private placement who were not directors of the Company. In the private placement, Mr. Chandonnet purchased 37,500 shares, and each of Mr. Essex, Port City Die Cast Company, and Port City Metal Products, Inc. purchased 6,250 shares.

           PROPOSAL TO APPROVE AMENDMENTS TO ARTICLES OF INCORPORATION

         The Board of Directors has unanimously approved, and recommends that the shareholders approve and adopt, proposals to amend the Articles of Incorporation by adopting an amended Article IV and a new Article X. The following discussion summarizes the material changes to the Company's existing Articles of Incorporation that would be effected by the approval and adoption of these proposals. This summary is qualified in its entirety by reference to the text of these articles, a copy of which is included as Appendices C and D to this proxy statement.

         Article IV presently requires a majority vote by the Board of Directors to change the size of the Board. Amended Article IV requires a supermajority (two-thirds) vote of the Board of Directors to change the size of the Board. In addition, this amended Article alters how a director may be removed from office. Under the current Article IV, directors may be removed for "cause", but the term "cause" is not defined. Under amended Article IV, "cause" for removal is defined and can be based on: (i) a felony conviction; (ii) gross negligence in a matter of substantial importance to the Company; (iii) the recommendation of a federal or Michigan bank regulatory agency; (iv) certain forms of mental incompetency; or (v) acts or omissions in derogation of a director's duties. Under amended
Article IV, the existence of "cause" must be determined by a shareholder vote with respect to items (i), (ii) or (iii) above, and must otherwise be determined by a majority of the directors. A director may then be removed by shareholder vote.

         Finally, amended Article IV would increase the notice period for shareholder nominations of directors to the Board of Directors from 90 to 120 days, add a 120 day advance notice requirement for recommendations of director nominees by shareholders, and add procedures for shareholders who wish to recommend board nominees.

         Proposed Article X of the Articles provides that the Board of Directors would not approve, adopt or recommend any offer of any person or entity (other than the Company) to make a tender or exchange offer for any equity security of the Company, to merge or consolidate the Company with any other entity or to purchase or acquire all or substantially all of the Company's assets, unless and until the Board has evaluated the offer and determined that it would be in compliance with all applicable laws and that the offer is in the best interests of the Company and its shareholders. In doing so, the Board could rely on an opinion of legal counsel and/or may test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

         In making its determination as to whether the transaction would be in the best interests of the Company and its shareholders, the Board would be permitted to consider all factors it deemed relevant, including but not limited to: (i) the fairness of the consideration to be received by the Company and/or its shareholders, the trading price of the Company's common stock prior to the offer, historical trading prices of the Company's common stock, the price that could be achieved in a negotiated sale of the Company as a whole, past offers to other companies in connection with similar offers and the future prospects of the Company; (ii) the possible social and economic impact of the proposed transaction on the Company and its subsidiaries and their employees, customers, and depositors; (iii) the potential social and economic impact of the proposed transaction on the communities in which the Company and its subsidiaries operate or are located; (iv) the business and financial condition and earnings prospects of the offering party; (v) the competence, experience and integrity of the offering party and its management; and (vi) the intentions of the offering party regarding the use of the assets of the Company to finance the transaction.

         The effects of the proposals to amend Article IV and add Article X may make it more difficult to effect certain transactions that some shareholders may support for economic reasons. In addition, the proposals may discourage attempts by others to acquire or attempt to obtain control of the Company. The Articles of Incorporation presently contain provisions that may effect acquisition proposals. These include classified board and supermajority voting requirements. The proposals have not arisen as a result of management's knowledge of any effort to accumulate the Company's securities or to obtain control of the Company. The proposed amendment to Article IV may benefit the existing directors of the Company. Because of this benefit, directors may be deemed to have a personal interest in the approval of amended Article IV. Amended Article IV could be used to increase the time and level of difficulty required to change the composition of the Board of Directors and could therefore be considered an anti-takeover measure. The Company's current Articles of Incorporation require the affirmative vote of the holders of two-thirds of the shares entitled to vote at the annual meeting to amend certain provisions of the Articles of Incorporation, such as Article IV (Board of Directors) and Article VIII (Shareholder Action). Article X contains similar supermajority vote requirements; and requires a supermajority vote of shareholders in some circumstances for approval of transactions. Because proposed Article X could be used to insulate directors from liability if the directors consider factors other than price, the directors may be deemed to have a personal interest in the approval of Article X. Article X could be considered an anti-takeover measure because the Board could consider factors other than price in evaluating an offer to merge, consolidate or purchase the Company and determine that such other factors justify rejecting the offer. The Board of Directors has nevertheless unanimously approved the proposed amendments given its determination that the amendments are in the best interest of the Company and its shareholders.

         The Board of Directors believes that the amendments to Article IV are in the best interests of the Company and its shareholders because they would reduce the risk that the protections inherent in the Company's classified board structure could be defeated by simply increasing the size of the Board of Directors (and then "packing" the board by filling the new positions) after one proxy contest. The amendments would also clarify when a director may be removed from office. In addition, the changes provide the Governance Committee and the Board of Directors with greater time to evaluate and respond to nominations.

         The Board of Directors believes that the proposed Article X is in the best interests of the Company and its shareholders because it would permit the Board to consider various factors in addition to price which may be important to the Company and its shareholders in evaluating various transactions to which the Company would be a party. Many of the Company's shareholders are customers and residents of local communities, and the Board of Directors therefore believes that consideration of the broad impact that a transaction could have on these constituencies is appropriate. The Board of Directors believes that the Company has historically had and will continue to have a strong community presence and focus and that consideration of the various factors listed in Article X would be appropriate.

         There will be separate votes on each proposal described above. The affirmative vote of the holders of two-thirds of the shares entitled to vote at the annual meeting is required to approve and adopt the proposed amendment to
Article IV. The affirmative vote of a majority of the shares entitled to vote at the annual meeting is required to approve and adopt proposed Article X. For the purpose of counting votes on these proposals abstentions, broker non-votes, and other shares not voted have the same effect as a vote against a proposal.

                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE PROPOSAL TO AMEND ARTICLE IV OF THE ARTICLES OF INCORPORATION.

                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE PROPOSAL TO ADD ARTICLE X TO THE ARTICLES OF INCORPORATION.

                              INDEPENDENT AUDITORS

SELECTION OF INDEPENDENT AUDITORS

         The Audit Committee of the Board of Directors has selected Crowe Chizek as the Company's principal independent auditors for the year ending December 31, 2004. Representatives of Crowe Chizek plan to attend the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

FEES TO INDEPENDENT AUDITORS FOR 2003 AND 2002

         The following table shows the fees for professional services of Crowe Chizek for audit and other services they provided to the Company for 2003 and 2002.

                                                         2003                   2002
                                                         ----                   ----
Audit Fees (1)                                         $53,900                $35,000
Audit-Related Fees (2)                                       0                 10,000
Tax Fees (3)                                            13,500                  6,000
All other fees (4)                                       5,200                 55,700

-----------------------
         (1) Includes the aggregate fees billed for professional services rendered by Crowe Chizek for 2003 and 2002 for the audit of the Company's annual financial statements and review of financial statements included in the Company's quarterly reports on Form 10-QSB.

         (2)  Principally audits of employee benefit plan.

         (3) Principally tax compliance services (including U.S. federal and state tax returns), review of quarterly tax computations and consultations regarding various tax strategies.

         (4) Principally extended audit services, compliance review services and loan review services.

         The Audit Committee's policy is to pre-approve all audit services and non-audit services that are to be performed for the Company by its independent auditors. Under the Audit Committee's policy, management is authorized to approve services up to $10,000 without pre-approval of the Audit Committee. Any pre-approval pursuant to that delegated authority is required to be reported to the Audit Committee at its next meeting. This authorization has not been used. The Audit Committee has determined this threshold as an amount that does not impact the independent auditor's independence. For 2003, all of the services described in the table above were pre-approved by the Audit Committee. Pre-approval was not required for 2002.

                  SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

         A proposal submitted by a shareholder for the 2005 annual meeting of shareholders must be sent to the Secretary of the Company, 1030 Norton Avenue, Muskegon, Michigan 49441, and received by December 9, 2004 in order to be eligible to be included in the Company's proxy statement for that meeting.

         A shareholder who intends to present a proposal for the 2005 annual meeting of shareholders, must provide the Company with notice of such intention by at least February 22, 2005, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2005 annual meeting with respect to any such proposal without discussion of the matter in the Company's proxy statement. A shareholder intending to present a proposal for the 2005 annual meeting of shareholders must also comply with the advance notice and other requirements set forth in the Company's Bylaws.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the annual meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                   APPENDIX A

                          GOVERNANCE COMMITTEE CHARTER

                        COMMUNITY SHORES BANK CORPORATION

         This Charter sets forth the basic principles regarding the organization, purpose, authority and responsibilities of the Governance Committee (the "Committee") of the Board of Directors of Community Shores Bank Corporation (the "Company"). This Charter has been approved by the Company's Board of Directors.

                                  ORGANIZATION

         The Committee shall consist of at least three directors appointed by the Board of Directors. One Committee Member shall be designated by the Board of Directors as Chairperson. All Committee members shall be independent of management and the Company under applicable laws, regulations and listing requirements. Any questions concerning a Director's independence or qualification to serve on the Committee will be determined by the Board of Directors in its business judgment and in accordance with applicable rules and regulations. A Committee member may be removed for any reason by the Board of Directors.

                              STATEMENT OF PURPOSE

         The Committee shall assist the Board of Directors in fulfilling its responsibilities on matters or issues related to the Company's corporate governance principles and procedures. The Committee shall identify and recommend qualified individuals to become Board members, make recommendations regarding the composition of the Board of Directors and its committees, monitor the process to assess Board effectiveness, and develop, recommend, implement and update the corporate governance guidelines.

                     AUTHORITY, DUTIES AND RESPONSIBILITIES

         The Committee shall have the following authority, duties and responsibilities:

         - In conjunction with the Board of Directors, establish qualification standards for membership on the Board of Directors and any committee of the Board of Directors, consistent with the criteria set forth in applicable rules and regulations, the various committee charters and the corporate governance guidelines. The Committee shall seek to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term interests of the stockholders;

         - Lead the search for individuals qualified to become members of the Board of Directors and select and recommend to the Board of Directors nominees for election by the stockholders at the annual meeting or to fill vacancies on the Board of Directors, including, where required, nominees who will qualify as "independent" pursuant to the rules and regulations issued by the Securities and Exchange Commission;

         - Recommend for selection by the Board of Directors candidates for membership in the various committees of the Board of Directors and recommend, where required, only nominees who will qualify as "independent," together with such other qualifications as may be required by the rules and regulations issued by the Securities and Exchange Commission and any listing agreement or requirements to which the Company is subject;

         - Develop and recommend to the Board of Directors corporate governance guidelines that address Board independence, leadership, size, composition, meetings and committee structure. The Committee shall review the guidelines and the Company's adherence to the guidelines on an annual basis, and recommend any changes in the corporate governance guidelines as deemed necessary or advisable;

         - Establish guidelines and procedures to determine and monitor "independence" of Directors;

         - Consider applicable rules, regulations and disclosure obligations regarding the presence of a financial expert on the Audit Committee and recommend to the Board of Directors actions to address such requirements;

         - Recommend to the Board of Directors for its approval key executives to serve as corporate officers;

         -        Annually review the Company's committee structure;

         - Recommend to the Board of Directors for its approval the individual director to be designated as the Chairperson of each of the various Board of Directors' committees;

         - Develop and recommend to the Board of Directors for its approval an annual self-evaluation of the Board and its committees, and oversee the annual self-evaluation;

         - Engage search firms, consultants and legal counsel at the expense of the Company to assist the Committee as it deems necessary, including the development of criteria and the search for and evaluation of qualified candidates for Director. The Committee shall have the sole authority to retain and terminate any search firm, consultant or legal counsel and to approve all fees and other retention terms;

         - Conduct and present to the Board of Directors for approval an annual performance evaluation of the Committee, including the Committee's adherence to this Charter;

         - Provide the Board of Directors with regular reports regarding the Committee's decisions, actions and recommendations; and

         - Undertake such other responsibilities as required by applicable rules and regulations.

                                    AMENDMENT

         The Committee shall review and assess this Charter from time to time, at least annually. Amendments to this Charter shall be approved by the Board of Directors.

Effective: October 29, 2003

                                   APPENDIX B

                         CHARTER OF THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                        COMMUNITY SHORES BANK CORPORATION

I. PURPOSE

         The Audit Committee is established by the Board of Directors for the primary purpose of assisting the Board in overseeing the accounting and financial reporting process of the Company, the audits of the Company's financial statements, and internal control and audit functions.

         The Audit Committee serves a board level oversight role where it oversees the relationship with the independent auditor, as set forth in this Charter. The Audit Committee should provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditing function, and the Board of Directors.

         The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisers as it deems appropriate to perform its duties and responsibilities.

         The Company shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor and to any advisers that the audit committee chooses to engage and for ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

         The Audit Committee will primarily fulfill its responsibilities by carrying out the activities listed in Section III of this Charter. The Audit Committee will report to the Board of Directors periodically regarding the performance of its duties.

II. COMPOSITION AND MEETINGS

Composition

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an "independent director" for purposes of Audit Committee membership in accordance with the rules of The Nasdaq Stock Market and any other applicable legal or regulatory requirements. Each member of the Audit Committee shall be free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement, and have a working familiarity with basic finance and accounting practices.

         The Board shall determine whether at least one member of the Audit Committee qualifies as an "audit committee financial expert" in compliance with the criteria established by the Securities and Exchange Commission ("SEC") and any other applicable regulatory requirement. The existence of such member, including his or her name and whether or not he or she is independent, shall be disclosed in periodic filings as required by the SEC.

Appointment and Removal

         The members of the Audit Committee shall be designated by the Board of Directors annually and shall serve until such member's successor is duly designated or until such member's earlier resignation or removal. Any member of the Audit Committee may be removed, with or without cause, by a majority vote of the Board.

         Unless a chairperson is elected by the full Board, the members of the Audit Committee may designate a chairperson by majority vote of the full Audit Committee membership. The chairperson shall chair the meetings of the Audit Committee that he or she attends, and may set the agenda for the meetings of the Audit Committee.

Meetings

         The Audit Committee shall ordinarily meet at least four times annually, or more frequently as circumstances dictate. Any member of the Audit Committee may call a meeting of the Audit Committee. The Audit Committee shall meet in executive session, absent members of management, at least twice a year, and on such terms and conditions as the Audit Committee may elect. Such executive sessions may be held in conjunction with regular meetings of the Audit Committee. As part of its job to foster open communication, the Audit Committee should meet periodically with management, the director of the internal auditing function and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

III. RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

Documents, Reports, and Accounting Information Review

1. Review this Charter at least annually, and recommend to the Board of Directors any changes to this Charter that the Audit Committee considers necessary or appropriate.

2. Review and discuss with management the Company's annual financial statements, quarterly financial statements, and all internal controls reports (or summaries of the reports).

3. Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Review with financial management and the independent auditors each Quarterly Report on Form 10-Q prior to its filing.

4. Review the regular internal reports (or summaries of the reports) to management prepared by the internal auditing department and management's response.

Independent Auditor

5. Have the sole authority and responsibility to select, evaluate, determine compensation of, and where appropriate, replace the independent auditor. The independent auditor shall report directly to the Audit Committee. The Audit Committee shall review the performance of the independent auditor at least annually and make determinations regarding the appointment or termination of the independent auditor. The Audit Committee shall oversee the resolution of disagreements between management and the independent auditor in the event that they arise.

6. On an annual basis, review and discuss with the independent auditor all significant relationships the auditor has with the Company to determine the auditor's independence. The Audit Committee shall consider whether the auditor's performance of permissible nonaudit services is compatible with the auditor's independence.

7. Review with the independent auditor any problems or difficulties that the independent auditor brings to the attention of the Audit Committee and management's response. Review the independent auditor's attestation and report on management's internal control report. Hold discussions at which the independent auditor may discuss with the Audit Committee the following:

     -   all critical accounting policies and practices;

     - all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

     - other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences; and

     - an analysis of the auditor's judgment as to the quality of the Company's accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

8. At least annually, obtain and review a report by the independent auditor describing:

     -   the firm's internal quality control procedures;

     - any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

     - all relationships between the independent auditor and the Company, in order to assess the auditor's independence.

9. Review and preapprove both audit and permissible nonaudit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the Audit Committee with any such preapproval reported to the Audit Committee at its next regularly scheduled meeting. To the extent required by any applicable rules of The Nasdaq Stock Market or any other applicable legal or regulatory requirements, approval of nonaudit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

10. Review hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

Financial Reporting Processes and Accounting Policies

11. In consultation with the independent auditor and the internal auditors, review the integrity of the organization's financial reporting processes (both internal and external), and the internal control structure (including disclosure controls). Meet with representatives of the disclosure committee on a periodic basis to discuss any matters of concern arising from the disclosure committee's quarterly process to assist the Chief Executive Officer and Chief Financial Officer in their Sarbanes-Oxley Act of 2002 Section 302 certifications.

12. Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

13. Review analyses prepared by management (and the independent auditor as noted in item 7 above) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

14. Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

15. Review and approve all related party transactions to the extent required by any applicable rules of The Nasdaq Stock Market.

Internal Audit

16. Review and advise on the selection and removal of the internal audit manager.

17. Review activities, organizational structure, and qualifications of the internal audit function.

18. Periodically review with the internal audit manager any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the function's work.

Ethical Compliance

19. Establish, review and update as the Audit Committee deems necessary or appropriate a code of ethics for the principal executive officer and senior financial personnel of the Company in accordance with applicable law, rules and regulations.

Other Responsibilities

20. Prepare the report of the Audit Committee that the SEC requires be included in the Company's annual proxy statement.

                                   APPENDIX C

         PROPOSED AMENDED ARTICLE IV OF THE ARTICLES OF INCORPORATION OF
                        COMMUNITY SHORES BANK CORPORATION

                                   ARTICLE IV
                               BOARD OF DIRECTORS

A. NUMBER, ELECTION AND TERM OF DIRECTORS. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors. The number of directors of the corporation shall be fixed from time to time by resolution adopted by the affirmative vote of 66 2/3% of the entire Board of Directors of the corporation, except that the minimum number of directors shall be fixed at no less than 6 and the maximum number of directors shall be fixed at no more than 15. The directors shall be divided into three classes. Each class shall consist, as nearly equal in number as possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of shareholders, successors of the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

B. SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES. Nominations for election to the Board of Directors of the corporation at a meeting of shareholders may be made by the Board of Directors, on behalf of the Board of Directors by any nominating committee appointed by the Board of Directors, or by any shareholder of the corporation entitled to vote for the election of directors at the meeting. Nominations or recommendations for nomination, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered to or mailed, postage prepaid, and received by the Secretary of the corporation not less than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders. The notice shall set forth
(i) the name and address of the shareholder who intends to make the nomination;
(ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the corporation which are beneficially owned by each nominee and by the nominating shareholder; (v) any other information concerning the nominee that must be disclosed by nominees in a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934 (or any subsequent provisions replacing such Regulation); (vi) whether the nomination is a recommendation that the Board of Directors or nomination committee consider, nominate, and present the nominee to the shareholders as a nominee of the Board of Directors, or whether the shareholder intends to nominate the nominee directly at a meeting of shareholders; (vii) whether the shareholder and the nominee do or do not intend to solicit proxies from other shareholders to vote at a meeting of shareholders and a description of the intended solicitation; and (viii) the executed consent of each nominee to serve as a director of the corporation if elected. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

C. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. Any director of any class chosen to fill a vacancy in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the next annual meeting for the year in which his or her term expires and until such director's successor shall have been elected and qualified.

D. REMOVAL. Any director may be removed from office at any time, but only for cause, and only if the existence of cause is determined and if removal is approved as set forth in this Section.

         1. Except as may be provided otherwise by law, cause for removal shall exist only if: (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been adjudicated by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of his duty to this corporation in a matter of substantial importance to this corporation and such adjudication is no longer subject to direct appeal; (c) such director's removal is required or recommended by a federal or Michigan bank regulatory agency; (d) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects his ability as a director of this corporation; or (e) such director's actions or failure to act are deemed by the Board of Directors to be in derogation of the director's duties.

         2. The existence of cause for removal, as cause is defined in (d) or (e) above, shall first be determined by vote of a majority of the total number of directors. The existence of cause for removal, as cause is defined in
(a), (b) or (c) above shall be determined by a vote of the holders of at least a majority of the shares of this corporation then entitled to vote at a duly convened annual or special meeting of shareholders.

         3. A director may be removed only after a determination of the existence of cause for removal as provided in this Article IV and then only by an affirmative vote of the holders of at least a majority of the shares of this corporation then entitled to vote at a duly convened annual or special meeting of shareholders.

E. PREFERRED STOCK. Notwithstanding the foregoing paragraphs, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Articles of Incorporation applicable thereto. The then authorized number of directors of the corporation shall be increased by the number of additional directors to be elected, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms.

F. AMENDMENT OR REPEAL. Notwithstanding anything contained in these Articles of Incorporation or the Bylaws of the corporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with the purpose and intent of this Article.

                                   APPENDIX D
           PROPOSED NEW ARTICLE X OF THE ARTICLES OF INCORPORATION OF
                        COMMUNITY SHORES BANK CORPORATION

                                    ARTICLE X
                      APPROVAL OF BUSINESS REORGANIZATIONS

A. PROPOSALS. The Board of Directors shall not approve, adopt, or recommend any proposal of any party other than this corporation to make a tender or exchange offer for any equity security of this corporation or to engage in any Business Reorganization, as defined in this Article, (a "Proposal") unless and until it shall have first evaluated the Proposal in view of this Article.

B. COMPLIANCE WITH LAWS. The Board of Directors shall determine in its judgment whether the Proposal would be in substantial compliance with all applicable laws. In evaluating a proposal to determine whether it would be in substantial compliance with law, the Board of Directors shall consider all aspects of the Proposal, including the manner in which the offer is proposed to be made, the documents proposed for the communication of the Proposal, and the effects and consequences of the Proposal, if consummated, in light of the laws of the United States of America and affected states. In connection with this evaluation, the Board may seek and rely upon the opinion of legal counsel, and may test the legality of the proposed offer in any state, federal, or foreign court, or before any state, federal, or foreign administrative agency, which may have jurisdiction. If the Board of Directors determines, in its judgment, that a Proposal would be in substantial compliance with all applicable laws, the Board of Directors shall then evaluate the proposal and determine whether the proposal is in the best interest of this corporation and its shareholders. The Board of Directors shall not approve, adopt, or recommend any Proposal which, in its judgment, would not be in the best interests of this corporation and its shareholders.

C. EVALUATION OF PROPOSALS. In evaluating a Proposal to determine whether it would be in the best interests of this corporation and its shareholders, the Board of Directors may, in exercising its judgment, consider all factors which it deems relevant including, without limitation:

         1. The fairness of the consideration to be received by this corporation and its shareholders under the Proposal, taking into account the trading price of this corporation's stock immediately prior to the announcement of the proposed offer, the historical trading prices of this corporation's stock, the price that might be achieved in a negotiated sale of this corporation as a whole, premiums over the trading price of their securities in transactions which have been proposed or offered to other companies in the past in connection with similar offers, and the future prospects of this corporation;

         2. The possible social and economic impact of the Proposal and its consummation on this corporation and its subsidiaries and their employees, customers, and depositors;

         3. The possible social and economic impact of the Proposal and its consummation on the communities in which this corporation and its subsidiaries operate or are located;

         4. The business, financial condition, safety, soundness, and earning prospects of the offering party, including, but not limited to, debt service and other existing or likely financial obligations of the offering party;

         5. The competence, experience, and integrity of the offering party and its management; and

         6. The intentions of the offering party regarding the use of the assets of this corporation to finance the transaction.

D. REQUIRED APPROVAL. In addition to the requirements of any applicable statute, the affirmative vote of not less than 66 2/3% of the total votes entitled to be cast in an election of Directors shall be required for the approval or authorization of any Business Reorganization; provided, however, that such additional voting requirement shall not be applicable if the Business Reorganization has been approved by (i) an affirmative vote of at least 50% of the entire Board of Directors, and (ii) an affirmative vote of 50% of the Continuing Directors.

E.       DEFINITION. For purposes of this Article:

         1.       "Business Reorganization" shall mean:

                  (a) Any merger, consolidation or share exchange of this corporation with or into another entity;

                  (b) Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of this corporation;

                  (c)      Any liquidation or dissolution of this corporation;

                  (d) Any reorganization or recapitalization of this corporation which would result in a change of control of this corporation; or

                  (e) Any transactions or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

         2. "Continuing Director" means a member of the Board of Directors who was either (i) first elected or appointed as a director prior to the date that this Article X became effective, or (ii) subsequently elected or appointed as a director if such director was nominated or appointed by a majority of the then Continuing Directors.

F. AMENDMENT OR REPEAL. Notwithstanding anything contained in these Articles of Incorporation or the Bylaws of the corporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with the purpose and intent of this Article.

YOUR BOARD OF DIRECTORS RECOMMENDS         PLEASE MARK HERE FOR ADDRESS [ ]
THAT YOU VOTE "FOR" ALL NOMINEES           CHANGE OR COMMENTS. SEE REVERSE SIDE.
AND "FOR" THE PROPOSALS

1. Election of Directors.

                         FOR all nominees               WITHHOLD AUTHORITY
                         (except as indicated           to vote for all nominees
                         on the line below)             listed
Nominees:

(01) Bruce J. Essex              [ ]                             [ ]

(02)  John L. Hilt

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)
___________________________________________________________________

                                                FOR      AGAINST      ABSTAIN
2. Proposal to approve                          [ ]        [ ]          [ ]
amendment to Article IV of
the Articles of Incorporation.

                                                FOR      AGAINST      ABSTAIN
3. Proposal to approve new                      [ ]        [ ]          [ ]
Article X of the Articles of Incorporation.

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment of the meeting.

PLEASE VOTE, DATE AND SIGN BELOW, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature_____________________________ Signature_____________________________
Date __________, 2004
Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized person who should state his or her title.

                            - FOLD AND DETACH HERE -

   COMMUNITY SHORES
   BANK CORPORATION

   Dear Shareholder,

         Enclosed with this proxy is your Notice of Community Shores Bank Corporation's Annual Meeting and Proxy Statement, and 2003 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

         Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope, or mail it to Community Shores Bank Corporation care of Mellon Investor Services, Attn Proxy Unit, 85 Challenger Rd., Ridgefield Park, NJ 07660.

         Your proxy card must be received prior to the annual meeting of shareholders on May 13, 2004.

   Sincerely,

   Community Shores Bank Corporation

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"                          PLEASE MARK HERE FOR ADDRESS  [_]
ALL NOMINEES AND "FOR" THE PROPOSALS                                            CHANGE OR COMMENTS. SEE REVERSE SIDE.
_________________________________________________________________ _________________________________________________________________

1.  ELECTION OF DIRECTORS

               FOR all nominees             WITHHOLD AUTHORITY
               (except as indicated         to vote for all nominees                                       FOR  AGAINST   ABSTAIN
               on the line below)           listed                      2. Proposal to approve             [_]    [_]       [_]
                                                                        amendment to Article IV of
Nominees:                                                               the Articles of Incorporation
(01)  Bruce J. Essex     [_]                       [_]
(02)  John L. Hilt
                                                                                                           FOR  AGAINST   ABSTAIN
Withheld for the nominees you list below:(Write that                    3. Proposal to approve new         [_]     [_]      [_]
nominee's name in the space provided below.)                            Article X of the Articles of
                                                                        Incorporation.
_________________________________________

                                                                        4.  In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the
                                                                        meeting, or at any adjournment of the meeting.


_________________________________________________________________ _________________________________________________________________
                                                                        PLEASE VOTE, DATE AND SIGN BELOW, AND
                                                                        RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
_________________________________________________________________ _________________________________________________________________





Signature_____________________________ Signature_____________________________ Date __________, 2004

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized person who should state his or her title.
________________________________________________________________________________
                           /\ FOLD AND DETACH HERE /\

   COMMUNITY SHORES
   BANK CORPORATION


   Dear Shareholder,

         Enclosed with this proxy is your Notice of Community Shores Bank Corporation's Annual Meeting and Proxy Statement, and 2003 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

         Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope, or mail it to Community Shores Bank Corporation care of Mellon Investor Services, Attention Proxy Unit, 85 Challenger Road, Ridgefield Park, NJ 07660.

         Your proxy card must be received prior to the annual meeting of shareholders on May 13, 2004.

   Sincerely,

   Community Shores Bank Corporation

   PROXY
                        COMMUNITY SHORES BANK CORPORATION

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 2004

         The undersigned hereby appoints Robert L. Chandonnet and Joy R. Nelson, and each of them, with power to act without the other and with power of substitution in each, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote all of the shares of Community Shores Bank Corporation common stock of the undersigned, at the annual meeting of shareholders of Community Shores Bank Corporation to be held on May 13, 2004, and at any adjournments or postponements thereof, with all powers which the undersigned would have if present at the meeting.

         If this proxy is properly executed, the shares represented by this proxy will be voted as specified. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED IN THE PROXY AND FOR THE AMENDMENT TO ARTICLE IV AND NEW ARTICLE X OF THE ARTICLES OF INCORPORATION.

        (CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)
_______________________________________________________________________________
    Address Change/Comments (Mark the corresponding box on the reverse side)
_______________________________________________________________________________





_______________________________________________________________________________
                           /\ FOLD AND DETACH HERE /\

   YOU CAN NOW ACCESS YOUR COMMUNITY SHORES BANK CORPORATION ACCOUNT ONLINE.

Access your Community Shores Bank Corporation shareholder/stockholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, Transfer Agent for Community Shores Bank Corporation, now makes it easy and convenient to get current information on your shareholder account.

      - View account status                - View payment history for dividends
      - View certificate history           - Make address changes
      - View book-entry information        - Obtain a duplicate 1099 tax form
                                           - Establish/change your PIN

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM



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                          MONDAY-FRIDAY, EASTERN TIME